CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 11, 2022 with respect to the historical summary of revenues and direct cost of revenues of Madison Yards, included in the Form 8-K of CTO Realty Growth, Inc. filed with the Securities and Exchange Commission on July 11, 2022. We consent to the incorporation by reference of said report in the Registration Statements of CTO Realty Growth, Inc. on Form S-3 (File No. 333-254970), Form S-3 (File no. 333-249209), Form S-8 (File No. 333-168379), Form S-8 (File No. 333-176162), Form S-8 (File No. 333-204875) and Form S-8 (File No. 333-227885).

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Orlando, Florida

July 11, 2022